Exhibit 5.1

July 3, 2017

Atkore International Group Inc.

16100 South Lathrop Avenue

Harvey, Illinois 60426

Registration Statement on Form S-3

of Atkore International Group Inc.

Ladies and Gentlemen:

We have acted as special counsel to Atkore International Group Inc., a Delaware corporation (the “Company”), in connection with the filing on the date hereof with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-3 (the “Registration Statement,” including a base prospectus (the “Prospectus”), which provides that it will be supplemented by one or more prospectus supplements), relating to the offer and sale from time to time of shares of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), to be sold by CD&R Allied Holdings, L.P. (the “Shares”).

In rendering the opinion expressed below, we have (a) examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of such agreements, documents and records of the Company and such other instruments and certificates of public officials, officers and representatives of the Company and others as we have deemed necessary or appropriate for the purposes of such opinion, (b) examined and relied as to factual matters upon, and have assumed the accuracy of, the statements made in such agreements, documents, records, instruments and certificates and (c) made such investigations of law as we have deemed necessary or appropriate as a basis for such opinion. In rendering the opinion expressed below, we have assumed, with your permission, without independent investigation or inquiry, (i) the authenticity and completeness of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and completeness of documents submitted to us as certified, conformed or reproduction copies and (iv) the legal capacity of all natural persons executing documents.

Atkore International Group Inc.	July 3, 2017

Based upon and subject to the foregoing and the assumptions, qualifications and limitations hereinafter set forth, we are of the opinion that, as of the date hereof, the Shares have been validly issued and are fully paid and non-assessable under the laws of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the reference to our firm under the caption “Legal Matters” in the Prospectus forming a part thereof and to the incorporation by reference of this opinion and consent as exhibits to any registration statement filed in accordance with Rule 462(e) or Rule 413(b) under the Act relating to the sale of the Shares by CD&R Allied Holdings, L.P. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

We are members of the bar of the State of New York. We express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware as currently in effect.

Very truly yours,

/s/ Debevoise & Plimpton LLP

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